November 8, 2022

Array Technologies, Inc. Reports Financial Results for the Third Quarter 2022 – Delivers record revenue of $515 million and the fourth consecutive quarter of gross margin improvement

Third Quarter 2022 Highlights
•Revenue of $515.0 million
•Net income to common stockholders of $28.6 million
•Adjusted EBITDA(1) of $55.4 million
•Basic and diluted net income per share of $0.19
•Adjusted diluted net income per share(1) of $0.18
•Executed contracts and awarded orders at September 30, 2022 totaling $1.8 billion

(1) A reconciliation of the most comparable GAAP measure to its Non-GAAP measure is included below.

ALBUQUERQUE, NM — (GLOBE NEWSWIRE) — Array Technologies (NASDAQ: ARRY) (“Array” or “the Company”), a leading provider of tracker solutions and services for utility-scale solar energy projects, today announced financial results for its third quarter ended September 30, 2022.

“In the third quarter we had record setting revenue of $515.0 million which represented an increase of 173% from the prior year and an organic increase of 112%. Adjusted EBITDA for the quarter was $55.4 million which was a $59.3 million improvement from the prior year and is reflective of not only our volume growth, but also our continued gross margin expansion. Gross margin for the quarter was 15.6% which is comprised of a 16.0% gross margin in our legacy Array segment and 14.2% in our STI segment and marks our fourth consecutive quarter of margin improvement,” said Kevin Hostetler, Chief Executive Officer. “Additionally, as we had previously forecasted, during the quarter we produced $102.0 million of free cash flow which allowed us to fully pay down our revolving credit facility. At quarter-end we had access to $166.6 million of the revolving facility in addition to $62.8 million of cash on hand for total liquidity of $229 million, excluding the $100 million of additional preferred share availability. This significant improvement from the prior quarter is another key step in solidifying our balance sheet as we prepare for continued growth. Overall, our performance in the third quarter demonstrates not only the strength of customer demand for our product and service offerings, but also the continued effects of our focused efforts to improve our operational execution in all aspects of the business.”

Mr. Hostetler continued, “In the last few months we also debuted two new product offerings in the U.S. - the STI H250 and the Array OmniTrack. These product launches enable us to provide even greater site and weather flexibility at a time when the adoption of utility-scale solar is poised to expand to many new geographic locations. With our full suite of products and the strength of our domestic supply chain, we believe we are incredibly well positioned to take advantage of the secular growth that is on the horizon due, in part, to the passage of the Inflation Reduction Act (“IRA”).”

“While we do expect to see meaningful growth from the IRA, it is important to recognize that there is still much that is unknown about the final form of this Act. This makes it challenging to quantify specific revenue growth and the impacts to our margins at this time. We understand that arriving at a conclusion on these elements as quickly as possible is important; however, it is equally important to ensure that a thoughtful and well-balanced evaluation of all the provisions occurs. So, to that end, we will continue to actively participate in the processes established by the various governmental agencies tasked to implement it and work with our customers and suppliers to ensure the best outcome for the solar industry in general and Array specifically.” concluded Mr. Hostetler.

Third Quarter 2022 Financial Results

Revenue increased 173% to $515.0 million, compared to $188.7 million for the prior-year period, driven by the acquisition of STI Norland which contributed revenue of $114.6 million and strong organic growth within our legacy Array business. Excluding the impact of the acquisition, revenue was up $211.8 million, or 112%, driven by both an increase in the total number of MWs shipped and an increase in ASP.

Gross profit increased 1260% to $80.2 million compared to $5.9 million in the prior year period, driven by the increase in volume both from the acquisition of STI as well as our organic growth. Gross margin increased to 15.6% from 3.1% driven by a larger portion of higher priced contracts and the addition of STI.

Operating expenses increased to $61.7 million compared to $25.4 million during the same period in the prior year. The higher expense is primarily related to a $17.4 million increase in amortization expense related to the STI acquisition. The remaining increase represents the additional operating expenses from the STI business as well as higher headcount related costs to support the Company’s growth.

Net income to common stockholders was $28.6 million compared to a net loss of $33.0 million during the same period in the prior year, and basic and diluted income per share were $0.19 compared to basic and diluted loss per share of $0.25 during the same period in the prior year.

Adjusted EBITDA increased to $55.4 million, compared to a $3.9 million loss for the prior-year period.

Adjusted net income was $28.0 million compared to adjusted net loss of $11.8 million during the same period in the prior year and adjusted basic and diluted adjusted net income per share was $0.18 compared to adjusted diluted net loss per share of $0.09 during the same period in the prior year.

Executed Contracts and Awarded Orders

Total executed contracts and awarded orders at September 30, 2022 were $1.8 billion, with $1.4 billion from our Array Legacy Operations segment and $0.4 billion from STI Norland. The $1.8 billion represents an increase of 77% from September 30, 2021.

Amended 10-Q for the Quarter Ended June 30, 2022

Today the Company filed an 8-K and an amended Form 10Q for the quarter ended June 30, 2022. The restatement was due to (i) an accounting error caused by a clerical error in the sales order entry process for a contract value which overstated revenue and gross profit, and (ii) a consolidation error that resulted in the misclassification of foreign subsidiary personnel costs within general and administrative (“G&A”) expense instead of cost of revenue on the income statement. The total income statement impact of these two errors for the three and six months ended June 30, 2022 was a reduction of revenue and adjusted EBTIDA of $5.1 million, a reduction of gross profit of $7.4 million, a reduction of G&A of $2.4 million and a reduction of net income of $2.4 million. These errors have no impact on the Company’s reported cashflow from operations and does not cause non-compliance with any financial covenants as of June 30th.

For more information regarding these errors please refer to the Form 8-K as well as the explanatory note in our Form 10-Q/A.

Full Year 2022 Guidance

For the year ending December 31, 2022, the Company updates it expectations to:

•Revenue to be in the range of $1.50 billion to $1.60 billion

•Adjusted EBITDA(2) to be in the range of $122.0 million to $132.0 million

•Adjusted net income per share(2) to be in the range of $0.32 to $0.37

(2) A reconciliation of projected adjusted EBITDA and adjusted net income per share, which are forward-looking measures that are not prepared in accordance with GAAP, to the most directly comparable GAAP financial measures, is not provided because we are unable to provide such reconciliation without unreasonable effort. The inability to provide a quantitative reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the components of the applicable GAAP measures and non-GAAP adjustments may be recognized. The GAAP measures may include the impact of such items as non-cash share-based compensation, revaluation of the fair-value of our contingent consideration, and the tax effect of such items, in addition to other items we have historically excluded from adjusted EBITDA and adjusted net income per share. We expect to continue to exclude these items in future disclosures of these non-GAAP measures and may also exclude other similar items that may arise in the future (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments are inherently unpredictable as to if or when they may occur. As such, for our 2022 outlook, we have not included estimates for these items and are unable to address the probable significance of the unavailable information, which could be material to future results.

Conference Call Information

Array management will host a conference call today at 5:00 p.m. Eastern Time to discuss the Company’s financial results.
The conference call can be accessed live over the phone by dialing (877)-300-8521 (domestic) or (412)-317-6026 (international). A telephonic replay will be available approximately three hours after the call by dialing (844)-512-2921, or for international callers, (412)-317-6671. The passcode for the live call and the replay is 10171957. The replay will be available until 11:59 p.m. (ET) on November 22, 2022.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://ir.arraytechinc.com. The online replay will be available for 30 days on the same website immediately following the call.

To learn more about Array Technologies, please visit the company's website at http://ir.arraytechinc.com.

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading global renewable energy company and provider of utility-scale solar tracking technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy.

Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com and stinorland.com.

Investor Relations Contact:
Array Technologies, Inc.
Investor Relations
505-437-0010
investors@arraytechinc.com

Forward-Looking Statements
This press release contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our projected future results of operations, business strategies, our continued integration of STI Norland and industry and regulatory environment. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” "seek," “should,” “will,” “would” or similar expressions and the negatives of those terms.

Array’s actual results and the timing of events could materially differ from those anticipated in such forward-looking statements as a result of certain risks, uncertainties and other factors, including without limitation: we may be unable to successfully integrate the business of STI Norland into our business or achieve the anticipated benefits of the acquisition of STI Norland; if demand for solar energy projects does not continue to grow or grows at a slower rate than we anticipate, our business will suffer; a loss of one or more of our significant customers, their inability to perform under their contracts, or their default in payment, could harm our business and negatively impact revenue, results of operations and cash flows; the impact of the ongoing conflict in Ukraine on our business; the ongoing COVID-19 pandemic; significant changes in the costs of raw materials could adversely affect our financial performance; defects or performance problems in our products could result in loss of customers, reputational damage and decreased revenue, and we may face warranty, indemnity and product liability claims arising from defective products; existing electric utility industry policies and regulations, and any subsequent changes, may present technical, regulatory and economic barriers to the purchase and use of solar energy systems, which may significantly reduce demand for our products or harm our ability to compete; changes in the U.S. trade environment, including the imposition of import tariffs, could adversely affect the amount or timing of our revenues, results of operations or cash flows; the implementation of the IRA may not deliver as much growth as we are anticipating; we may be unable to remediate our material weaknesses on a timely basis or at all; and the other risks and uncertainties described in more detail in the Company’s most recent Annual Report on Form 10-K and other documents on file with the SEC, each of which can be found on our website www.arraytechinc.com

Except as required by law, we assume no obligation to update these forward-looking statements, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Non-GAAP Financial Information
This presentation includes certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share. We define Adjusted EBITDA as net income (loss) plus (i) interest expense, (ii) other (income) expense, (iii) income tax expense (benefit), (iv) depreciation expense, (v) amortization of intangibles, (vi) equity-based compensation, (vii)

remeasurement of the fair value of contingent consideration, (viii) certain acquisition related costs, (ix) certain legal expense, and (x) other costs. We define Adjusted Net Income as net income (loss) less preferred dividends and accretion plus (i) amortization of intangibles, (ii) amortization of debt discount and issuance costs (iii) preferred dividend accretion, (iv) equity-based compensation, (v) remeasurement of the fair value of contingent consideration, (vi) certain legal expense, (viii) certain acquisition related costs, (ix) other costs, and (x) income tax (expense) benefit of adjustments. A detailed reconciliation between GAAP results and results excluding special items (“non-GAAP”) is included within this presentation. We calculate net income (loss) per share as net income (loss) to common shareholders divided by the basic and diluted weighted average number of shares outstanding for the applicable period and we define Adjusted Net Income (as detailed above) per share as Adjusted Net Income divided by the basic and diluted weighted average number of shares outstanding for the applicable period.

We believe that these non-GAAP financial measures are provided to enhance the reader’s understanding of our past financial performance and our prospects for the future. Our management team uses these non-GAAP financial measures in assessing the Company’s performance, as well as in planning and forecasting future periods. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies.

Among other limitations, Adjusted EBITDA and Adjusted Net Income do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; do not reflect income tax expense or benefit; and other companies in our industry may calculate Adjusted EBITDA and Adjusted Net Income differently than we do, which limits their usefulness as comparative measures. Because of these limitations, Adjusted EBITDA and Adjusted Net Income should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA and Adjusted Net Income on a supplemental basis. You should review the reconciliation of net income (loss) to Adjusted EBITDA and Adjusted Net Income below and not rely on any single financial measure to evaluate our business.

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$62,778	$367,670
Accounts receivable, net	485,174	236,009
Inventories, net	269,775	205,653
Income tax receivables	12,765	9,052
Prepaid expenses and other	41,309	33,649
Total current assets	871,801	852,033
Property, plant and equipment, net	20,024	10,692
Goodwill	359,629	69,727
Other intangible assets, net	384,084	174,753
Deferred tax assets	18,785	9,345
Other assets	27,502	26,429
Total assets	$1,681,825	$1,142,979

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities
Accounts payable	$199,358	$91,392
Accounts payable - related party	478	610
Accrued expenses and other	91,102	38,494
Accrued warranty reserve	4,237	3,192
Income tax payable	10,587	60
Deferred revenue	154,692	99,575
Current portion of contingent consideration	—	1,773
Current portion of debt	47,686	4,300
Other current liabilities	4,981	5,909
Total current liabilities	513,121	245,305
Long-term liabilities
Deferred tax liability	74,139	—
Contingent consideration, net of current portion	7,113	12,804
Other long-term liabilities	9,113	5,557
Long-term warranty	3,852	—
Long-term debt, net of current portion	725,109	711,056
Total long-term liabilities	819,326	729,417
Total liabilities	1,332,447	974,722
Commitments and Contingencies
Series A Redeemable Perpetual Preferred Stock of $0.001 par value - 500,000 authorized; 400,000 and 350,000 shares issued as of September 30, 2022 and December 31, 2021, respectively; liquidation preference of $400.0 million and $350.0 million as of September 30, 2022 and December 31, 2021, respectively	287,561	237,462

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(in thousands, except per share and share amounts)

	September 30, 2022	December 31, 2021
Stockholders’ equity (deficit)
Preferred stock of $0.001 par value - 4,500,000 shares authorized; none issued as of September 30, 2022 and December 31, 2021	—	—
Common stock of $0.001 par value - 1,000,000,000 shares authorized; 150,334,261 and 135,026,940 shares issued as of September 30, 2022 and December 31, 2021, respectively	150	135
Additional paid-in capital	392,862	202,562
Accumulated deficit	(258,360)	(271,902)
Accumulated other comprehensive income	(72,835)	—
Total stockholders’ equity (deficit)	61,817	(69,205)
Total liabilities, redeemable perpetual preferred stock and stockholders’ equity	$1,681,825	$1,142,979

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue	$515,024	$188,686	$1,235,475	$633,442
Cost of revenue	434,801	182,789	1,088,719	560,872
Gross profit	80,223	5,897	146,756	72,570

Operating expenses
General and administrative	38,911	18,493	107,881	58,279
Contingent consideration	(572)	936	(5,981)	1,071
Depreciation and amortization	23,364	5,984	70,405	17,949
Total operating expenses	61,703	25,413	172,305	77,299

Income (loss) from operations	18,520	(19,516)	(25,549)	(4,729)

Other income (expense)
Other expense, net	(399)	(297)	(27)	(497)
Legal settlement	42,750	—	42,750	—
Foreign currency gain (loss)	(159)	—	1,968	—
Interest expense	(8,746)	(13,109)	(23,709)	(28,769)
Total other income (expense)	33,446	(13,406)	20,982	(29,266)
Income (loss) before income tax (benefit) expense	51,966	(32,922)	(4,567)	(33,995)
Income tax (benefit) expense	11,144	(5,361)	(18,109)	(5,493)
Net income (loss)	40,822	(27,561)	13,542	(28,502)
Preferred dividends and accretion	12,257	5,479	36,045	5,479
Net income (loss) to common shareholders	$28,565	$(33,040)	$(22,503)	$(33,981)

Income (loss) per common share
Basic	$0.19	$(0.25)	$(0.15)	$(0.26)
Diluted	$0.19	$(0.25)	$(0.15)	$(0.26)
Weighted average number of common shares
Basic	150,322	130,955	149,604	128,315
Diluted	151,382	130,955	149,604	128,315

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash flows from operating activities
Net income (loss)	40,822	(27,561)	$13,542	$(28,502)
Adjustments to reconcile net income (loss) to net cash provided by, (used in) operating activities:
Provision for (recovery of) bad debts	150	(23)	660	(574)
Deferred tax expense	(10,944)	(6,498)	(30,928)	(7,036)
Depreciation and amortization	23,628	6,490	71,207	19,454
Amortization of debt discount and issuance costs	1,717	8,535	5,003	13,653
Equity-based compensation	4,205	2,239	11,677	11,706
Contingent consideration	(572)	936	(5,981)	1,071
Warranty provision	3,126	(120)	4,341	305
Provision for inventory obsolescence	(2,742)	(582)	(2,333)	654
Changes in operating assets and liabilities, net of business acquisition
Accounts receivable	(32,488)	(20,447)	(139,036)	(50,840)
Inventories	62,918	(34,878)	(14,273)	(55,321)
Income tax receivables	3,452	440	(3,610)	9,676
Prepaid expenses and other	11,522	(6,596)	11,146	(5,770)
Accounts payable	(32,440)	3,326	42,205	1,948
Accounts payable - related party	—	—	(132)	(1,622)
Accrued expenses and other	37,915	12,224	41,271	1,683
Warranty payments	(373)	—	(373)	—
Income tax payable	10,168	629	2,951	(8,185)
Lease liabilities	(2,786)	269	1,914	337
Deferred revenue	(12,491)	29,889	34,772	(68,474)
Net cash provided by, (used in) operating activities	104,787	(31,728)	44,023	(165,837)
Cash flows from investing activities
Purchase of property, plant and equipment	(2,795)	(1,052)	(6,690)	(2,252)
Acquisition of STI, net of cash acquired	2	—	(373,816)	—
Investment in equity security	—	—	—	(11,975)
Net cash used in investing activities	(2,793)	(1,052)	(380,506)	(14,227)
Cash flows from financing activities
Proceeds from Series A issuance	—	224,987	33,098	224,987
Proceeds from common stock issuance	—	120,645	15,885	120,645
Series A equity issuance costs	(592)	(7,195)	(1,167)	(7,195)
Common stock issuance costs	—	(3,873)	(450)	(3,873)
Dividends paid on Series A Preferred	(18,670)	—	(18,670)	—

Array Technologies, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited) (continued)
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Payments on revolving credit facility	(83,000)	(102,000)	(116,000)	(102,000)
Proceeds from issuance of other debt	8,620	—	39,219	—
Proceeds from revolving credit facility	15,000	—	116,000	102,000
Principal payments on debt	(10,909)	(101,075)	(33,286)	(132,150)
Contingent consideration	—	—	(1,483)	(7,810)
Debt issuance costs	—	—	—	(6,590)
Net cash provided by financing activities	(89,551)	131,489	33,146	188,014
Effect of exchange rate changes on cash and cash equivalent balances	(711)	—	(1,555)	—
Net change in cash and cash equivalents	11,732	98,709	(304,892)	7,950
Cash and cash equivalents, beginning of period	51,046	17,682	367,670	108,441
Cash and cash equivalents, end of period	$62,778	$116,391	$62,778	$116,391

Supplemental Cash Flow Information
Stock consideration paid for acquisition of STI	$—	$—	$200,224	$—

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
The following table reconciles net income (loss) to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$40,822	$(27,561)	$13,542	$(28,502)
Preferred dividends and accretion	12,257	5,479	36,045	5,479
Net income (loss) to common shareholders	$28,565	$(33,040)	$(22,503)	$(33,981)
Other expense, net	399	297	27	497
Legal settlement(a)	(42,750)	—	(42,750)	—
Foreign currency (gain) loss	159	—	(1,968)	—
Preferred dividends and accretion	12,257	5,479	36,045	5,479
Interest expense	8,746	13,109	23,709	28,769
Income tax (benefit) expense	11,144	(5,361)	(18,109)	(5,493)
Depreciation expense	663	613	1,867	1,825
Amortization of intangibles	23,055	5,878	69,771	17,630
Equity-based compensation	4,198	2,240	11,677	14,271
Contingent consideration	(572)	936	(5,981)	1,071
Legal expense(b)	2,227	882	5,006	1,025
M&A(c)	—	—	5,588	—
Other costs (d)	7,328	5,081	14,655	11,672
Adjusted EBITDA	$55,419	$(3,886)	$77,034	$42,765

(a) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets

(b) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

(c) Represents fees related to the acquisition of STI Norland.

(d) For the three months ended September 30, 2022, other costs represent (i) $4.9 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $2.2 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $0.2 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the three months ended September 30, 2021, other costs represent (i) $3.6 million of certain logistics and other costs incurred primarily due to supplier constraints and port issues which we do not expect to occur on an ongoing basis (ii) $1.0 million for certain costs related to M&A activities (iii) recovery of certain professional fees & payroll related costs we do not expect to incur in the future of $0.5 million. For the nine months ended September 30, 2022, (i) $5.8 million related to certain professional fees incurred related to integration, (ii) $5.0 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $3.8 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future. For the nine months ended September 30, 2021, other costs represent (i) $6.7 million of one-time logistics

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
charges incurred primarily due to supplier constraints and port issues (ii) Certain costs associated with our IPO and Follow-on Offering of $1.9 million, (iii) $1.7 million in certain costs related to M&A activities (iv) Certain professional fees & payroll related costs we do not expect to incur in the future of $1.3 million.

The following table reconciles net income (loss) to Adjusted Net Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income (loss)	$40,822	$(27,561)	$13,542	$(28,502)
Preferred dividends and accretion	12,257	5,479	36,045	5,479
Net income (loss) to common shareholders	$28,565	$(33,040)	$(22,503)	$(33,981)
Amortization of intangibles	23,055	5,878	69,771	17,630
Amortization of debt discount and issuance costs	1,717	8,879	5,003	13,997
Preferred accretion	5,885	2,684	17,240	2,684
Equity based compensation	4,198	2,240	11,677	14,271
Contingent consideration	(572)	936	(5,981)	1,071
Legal expense(a)	2,227	882	5,006	1,025
M&A (b)	—	—	5,588	—
Legal settlement(c)	(42,750)	—	(42,750)	—
Other costs(d)	7,328	5,081	14,655	11,672
Income tax expense of adjustments(e)	(1,674)	(5,334)	(20,681)	(11,804)
Adjusted Net Income (Loss)	$27,979	$(11,794)	$37,025	$16,565

Net income (loss) per share of common stock
Basic	$0.19	$(0.25)	$(0.15)	$(0.26)
Diluted	$0.19	$(0.25)	$(0.15)	$(0.26)
Weighted average number of shares of common stock
Basic	150,322	130,955	149,604	128,315
Diluted	151,382	130,955	149,604	128,315
Adjusted net income (loss) per share of common stock
Basic	$0.19	$(0.09)	$0.25	$0.13
Diluted	$0.18	$(0.09)	$0.25	$0.13
Weighted average number of shares of common stock
Basic	150,322	130,955	149,604	128,315
Diluted	151,382	130,955	150,058	128,315

(a) Represents certain legal fees and other related costs associated with (i) action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets for which a judgement has been entered in our favor, (ii) actions filed against the company and certain officers and directors alleging violations of the Securities Exchange Acts of 1934 and 1933, and (iii) other litigation/settlements. We consider these costs not representative of legal costs that we will incur from time to time in the ordinary course of our business.

Array Technologies, Inc.
Adjusted EBITDA and Adjusted Net Income Reconciliation (unaudited)
(in thousands)
(b) Represents fees related to the acquisition of STI Norland.

(c) Settlement in our favor resulting from the action against a competitor in connection with violation of a non-competition agreement and misappropriation of trade secrets.

(d) For the three months ended September 30, 2022, other costs represent (i) $4.9 million related to certain professional fees incurred related to the integration of STI Norland, (ii) $2.2 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $0.2 million of certain professional fees & payroll related costs we do not expect to incur in the future. For the three months ended September 30, 2021, (i) $3.6 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event and a specific parts delay we do not expect to incur in the future, (ii) $1.5 million reimbursement of certain professional fees & payroll related costs we do not expect to incur in the future, For the nine months ended September 30, 2022, (i) $5.8 million related to certain professional fees incurred related to integration, (ii) $5.0 million in remediation and damages incurred because of a shutdown of a key supplier due to a severe weather event, (iii) $3.8 million associated with the transition of CEOs as well as other one-time payroll related costs that we do not anticipate repeating in the future. For the nine months ended September 30, 2021, other costs represent (i) $6.7 million of one-time logistics charges incurred primarily due to weather events and port issues, (ii) $3.2 million certain professional fees & payroll related costs we do not expect to incur in the future, (iii) $1.7 million certain costs associated with our IPO and Follow-on Offering.
(e) Represents the estimated tax impact of all Adjusted Net Income add-backs, excluding those which represent permanent differences between book versus tax.